EXHIBIT 10.1

SUMMARY OF FISCAL 2008 TEAM MEMBER PROFIT SHARING PLAN

Under the Fiscal 2008 Team Member Profit Sharing Plan (the “Plan”), a Pool of Funds will be generated based upon a portion of each dollar of pre-tax income earned above certain progressive earnings per share targets in fiscal year 2008. The portion of each dollar of pre-tax income earned increases as higher earnings per share targets are achieved, up to a maximum of forty-five (45%) percent. Once the Pool of Funds equals 100% of the team members’ predetermined participation levels, twenty (20%) percent of each dollar of pre-tax income earned is contributed to the Pool of Funds. There would be no cap on the amount of the bonus that could be earned. Calculation of earnings per share is made after deduction of all other bonuses. The Management Development, Compensation and Stock Option Committee (the “Committee”) may, at its option, adjust the Company’s earnings per share numbers upwards or downwards to reflect unusual events occurring during fiscal year 2008. Team member participation levels are stated as a percentage of base salary.

The Pool of Funds will be distributed among the participating team members, including the Company’s executive team members (which includes its executive officers), as determined by the Committee, in its sole discretion. In determining the amount to be allocated to the executive team members, the Committee will consider the extent to which the Ending Stock Price of the Company’s Common Stock exceeds $10.10 (the “Stock Objective”), with a $3.00 increase representing full achievement of the objective. In accordance with past practice, the Committee has indicated that the pay-out of approximately 10% of each executive team member’s predetermined participation level will be based upon achievement of the Stock Objective, although the Committee has the discretion to award more or less than this amount. “Ending Stock Price” means the average closing price for the Company’s Common Stock as of the first three trading days of fiscal year 2009.

Participating team members must be employed on or before December 31, 2007 in order to be eligible. Those hired between July 1, 2007 and December 31, 2007 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal year 2009 in order to receive a payment under the Plan.

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